Exhibit 3.4

SECOND AMENDED AND RESTATED BYLAWS
OF
ERICKSON AIR-CRANE INCORPORATED

Article 1
Stockholders Meetings

1.1                               Annual Meeting.  The annual meeting of the stockholders is held on the fourth Thursday in May of each year beginning in 2013 at 9:00 a.m., Pacific time, unless a different date or time is fixed by the board of directors and stated in the notice of the meeting.

1.2                               Special Meetings.  Special meetings of the stockholders, for any purposes, unless otherwise prescribed by statute or the corporation’s Second Amended and Restated Certificate of Incorporation, may only be called by the board of directors or the chairman of the board.  The board of directors has the sole power to determine the date and time for any special meeting of stockholders and to set a record date for the determination of stockholders entitled to vote at the meeting.

1.3                               Place of Meetings.  Meetings of the stockholders may be held at any place in or out of Delaware designated by the board of directors.

1.4                               Notice of Stockholder Business and Nominations.

(a)                                  Annual Meetings of Stockholders.

(1)                                  Only business properly brought before an annual meeting of stockholders, including nominations of persons for election to the board of directors and the appointment of the corporation’s auditors, may be conducted at the meeting.  To be properly brought before an annual meeting, business must be brought pursuant to the corporation’s notice of meeting or any supplement to the corporation’s notice of meeting:

(i)                                     by or at the direction of the board of directors; or

(ii)                                  by any stockholder of the corporation who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf the business is proposed, only if the beneficial owner was the beneficial owner of shares) of the corporation when the notice provided for in this section 1.4 is delivered to the secretary of the corporation, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in section 1.4(a)(2)-(3).  Except for proposals properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the corporation’s notice of meeting; this clause (ii) is the exclusive means for a stockholder to nominate director candidates or submit or propose other business before an annual meeting of stockholders.

(2)                                  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to section 1.4(a)(1)(ii), the stockholder must have given timely written notice of the nomination or other business to the corporation’s secretary and such other business must be a proper matter for stockholder action as determined by the board of directors.  To be timely, notice must be delivered to the secretary at the corporation’s principal executive offices at least 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s annual meeting.  However, if the date of the annual meeting is advanced more than 30 days or delayed more than 70 days from such anniversary date, notice must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the corporation.  The public announcement of an adjournment or postponement of an annual meeting of stockholders does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice described above.  The stockholder’s notice must set forth the information required by section 1.4(c) or it will not be considered timely.

(3)                                  Notwithstanding the second and third sentences of section 1.4(a)(2) to the contrary, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this section 1.4 will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary at the principal executive offices of the corporation not later than 10 days after the public announcement of the date of the meeting.

(b)                                  Special Meetings of Stockholders.

(1)                                  The only business that may be conducted at a special meeting of stockholders is the business described in the corporation’s notice of meeting.  Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting only:

(i)                                     by or at the direction of the board of directors or the chairman of the board; or

(ii)                                  by any stockholder of the corporation who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if the beneficial owner was the beneficial owner of shares) when the notice provided for in this section 1.4(b) is delivered to the secretary of the corporation, (B) is entitled to vote at the special meeting, and (C) complies with the notice procedures set forth in this section 1.4.

(2)                                  If a special meeting of stockholders is called to elect one or more directors to the board of directors, any stockholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by section 1.4(c) with respect to any nomination (including the completed and signed questionnaire and representation and agreement required by section 1.4(c)(4)) is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting.  An adjournment or the public announcement of a postponement of a special meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice described above.

(c)                                  Information Required in Stockholder Notice.  A stockholder notice given pursuant to this section 1.4 must contain the following information:

(1)                                  as to each person the stockholder proposes to nominate for election or reelection as a director:

(i)                                     all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to Section 14 under the Exchange Act and the rules and regulations promulgated thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)                                  a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the stockholder and beneficial owner on whose behalf the nomination is made, if any, and their respect affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of that item and the nominee were a director or executive office of such registrant; and

(iii)                               upon request, a statement whether the person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon the person’s failure to receive the required vote for reelection at the next annual meeting of stockholders and upon acceptance of the resignation by the board of directors, in accordance with the corporation’s board policy on director elections;

(2)                                  as to any business other than a nomination of a director or directors that the stockholder proposes to bring before the annual meeting:

(i)                                     a brief description of the business desired to be brought before the annual meeting;

(ii)                                  the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment);

(iii)                               the reasons for conducting the business at the annual meeting and any material interest in the business of the stockholder and any beneficial owner on whose behalf the proposal is made; and

(iv)                              a description of all agreements, arrangements, and understandings between the stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

(3)                                  as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

(i)                                     the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

(ii)                                  (A) the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by the stockholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder or beneficial owner, if any, has a right to vote any shares of any security of the corporation, (D) any short interest in any security of the corporation (for purposes of these bylaws, a person is deemed to have a short interest in a security if the person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividend on the shares of the corporation owned beneficially by the stockholder or beneficial owner, if any, that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder or beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than asset-based fees) that the stockholder or beneficial owner, if any, is entitled to based on any increase or decrease in the value of the shares of the corporation or Derivative Instruments, if any, as of the date of the notice, including without limitation any interests held by members of the stockholder’s or beneficial owner’s immediate family sharing the same household (which information must be supplemented by the stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);

(iii)                               a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(iv)                              a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of the proposal or nomination;

(v)                                 any other information relating to the stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations promulgated thereunder; and

(vi)                              any other information the corporation reasonably requires any proposed nominee to furnish in order to determine the eligibility of the proposed nominee to serve as a director of the corporation; and

(4)                                  with respect to each nominee for election or reelection to the board of directors, a completed questionnaire with respect to the background and qualification of the person and the background of any other person or entity on whose behalf the nomination is being made, which questionnaire the secretary shall provide upon written request, and a written representation and agreement, in the form provided by the secretary upon written request, that the person:

(i)                                     is not and will not become a party to (A) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties to the corporation and its stockholders under applicable law;

(ii)                                  is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and

(iii)                               in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the corporation.

(d)                                  General.

(1)                                  Only persons nominated in accordance with the procedures set forth in this section 1.4 are eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only the business that has been brought before the meeting in accordance with the procedures set forth in this section 1.4 may be conducted at a meeting of the stockholders.  Except as otherwise provided by law, the chairman of the meeting has the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this section 1.4 and (ii) if any proposed nomination or business is not in compliance with this section 1.4 (including whether the stockholder or any beneficial owner on whose behalf the nomination or proposal is made solicits (or is part of a group which solicits), or fails to solicit (as the case may be), proxies in support of the stockholder’s nominee or proposal in compliance with the stockholder’s representation as required by section 1.4(c)(3)(iv)), to declare that the nomination will be disregarded or that the proposed business will not be transacted.

(2)                                  For purposes of this section 1.4, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)                                  Notwithstanding the foregoing provisions of these bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in these bylaws.  However, (i) any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to section 1.4(a)(l)(ii) or section 1.4(b) and (ii) irrespective of whether or not the corporation is subject to the Exchange Act, a stockholder shall provide the information required in section 1.4(c) as if the corporation were subject to the Exchange Act.  Nothing in these bylaws is deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if, and to the extent, provided for under law, the certificate of incorporation, or these bylaws.

1.5                               Conduct of Meetings.

(a)                                  Chairman of the Meeting.  The chairman and the chief executive officer, in that order, or in their absence, a person designated by the board of directors, shall preside at stockholders’ meetings.  The chairman of the meeting determines, and announces at the meeting, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

(b)                                  Rules and Regulations.  The board of directors may adopt by resolution any rules and regulations for the conduct of the meeting of stockholders as it deems appropriate.  Except to the extent inconsistent with rules and regulations adopted by the board of directors, the chairman of any meeting of stockholders has the exclusive right and authority to prescribe rules, regulations, and procedures, and to perform all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting.  The rules, regulations, or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or any other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for its commencement; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent otherwise determined by the board of directors or the chairman of the meeting, meetings of stockholders are not required to be held in accordance with the rules of parliamentary procedure.

(c)                                  Adjournment.  Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date, and place, and notice need not be given of any adjourned meeting if the time, date, and place are announced at the meeting at which the adjournment occurs.  The stockholders present at a meeting do not have authority to adjourn the meeting.  At the adjourned meeting at which a quorum is present, the stockholders may transact any business which might have been transacted at the original meeting.  If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

1.6                               Quorum.  The holders of a majority of the corporation’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.  A quorum, once established, is not broken by the withdrawal of enough votes to leave less than a quorum.

Article 2
Board of Directors

2.1                               Number, Election, and Term.  The number of directors who constitute the whole board is the number designated by the board of directors, except that, in the absence of any designation, the number shall be at least three and no more than eleven.  At least two-thirds of the directors must be U.S. Citizens (as defined in the Second Amended and Restated Certificate of Incorporation).  Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of the decrease, there are vacancies on the board of directors that are being eliminated by the decrease.  A nominee for director is elected to the board of directors if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election (disregarding any abstentions).  However, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (a) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article 1, section 1.4 of these bylaws and (b) the nomination has not been withdrawn by the stockholder on or prior to the tenth day preceding the date the corporation first sends its notice of the meeting to the stockholders.  If directors are to be elected by a plurality of the votes cast, the ballot will provide for votes “for,” “withhold,” and “abstain” with respect to the election of directors.  The board of directors is divided into three classes.  Each director is elected to serve until the third annual meeting of stockholders following his or her election and until his or her successor is elected and qualified, except as otherwise provided in these bylaws or required by law.

2.2                               Chairman of the Board.  The board of directors shall elect a chairman from among the directors serving on the board of directors.  The chairman shall preside at all stockholder and board of directors meetings at which he or she is present.  The chairman shall also perform other duties and have other power prescribed by the board of directors.

2.3                               Vacancies.  A vacancy in the board of directors exists under this section if a director dies, is removed, or resigns; if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole board; or if the authorized number of directors is increased.  A vacancy of the board of directors is filled in accordance with the certificate of incorporation.

2.4                               Resignation.  Any director may resign at any time by delivering a written resignation to the secretary, specifying whether the resignation will be effective at a particular time, upon receipt by the secretary, or upon acceptance by the board of directors.  If no specification is made, it will be deemed effective upon acceptance by the board of directors.  When a director resigns from the board of directors effective at a future time, a majority of the directors then in office have power to fill the vacancy, the vote thereon to take effect when the resignation becomes effective, and any director chosen shall hold office for the remainder of the term for which the vacancy was created or occurred and until his or her successor is duly elected and qualified.

2.5                               Regular Meetings.  A regular meeting of the board of directors shall be held without notice other than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

2.6                               Special Meetings.  Special meetings of the board of directors may be called by the chairman of the board of directors, chief executive officer, or any two directors.  The person or persons authorized to call special meetings of the board of directors may fix any place in or out of Delaware as the place for holding any special meeting of the board of directors called by them.

2.7                               Notice.  Notice of the date, time, and place of any special meeting of the board of directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, fax, e-mail, other form of wire or wireless communication, mail, or private carrier.  If written, notice is effective at the earliest of (a) when received; (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid, and correctly addressed; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  Notice by all other means is deemed effective when received by or on behalf of the director.

Article 3
Officers

3.1                               Appointment.  The board of directors at its first meeting following its election each year shall appoint a president and a secretary.  The board of directors may appoint any other officers, assistant officers, and agents.  The chief executive officer of the corporation may appoint any assistant secretary or any vice president.  Any two or more offices may be held by the same person.  At least two-thirds of the executive officers, including the chief executive officer, must be U.S. Citizens (as defined in the Second Amended and Restated Certificate of Incorporation).

3.2                               Compensation.  The corporation may pay its officers reasonable compensation for their services as fixed from time to time by the board of directors.

3.3                               Term.  The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.4                               Removal.  Any officer or agent appointed by the board of directors or the chief executive officer may be removed by the board of directors at any time with or without cause.

3.5                               Vacancies.  The board of directors or, if permitted pursuant to section 3.1, the chief executive officer, shall fill any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise.

3.6                               Chief Executive Officer.  Unless otherwise determined by the board of directors, the chief executive officer, if an officer with that title is appointed, is the chief executive officer of the corporation and, subject to the control of the board of directors, responsible for the general operation of the corporation.  The chief executive officer has any other duties and responsibilities prescribed by the board of directors.  Unless otherwise determined by the board of directors, the chief executive officer has authority to vote any shares of stock owned by the corporation and to delegate that authority to any other officer.

3.7                               President.  If no other officer is serving as the chief executive officer of the corporation, the president will be the chief executive officer of the corporation and, subject to the control of the board of directors, responsible for the general operation of the corporation.  The president has any other duties and responsibilities prescribed by the board of directors or by the officer designated chief executive officer by the board of directors.

3.8                               Vice Presidents.  Each vice president shall perform duties and responsibilities prescribed by the board of directors or the chief executive officer.  The board of directors or the chief executive officer may confer a special title upon a vice president.

3.9                               Secretary.  The secretary shall record and keep the minutes of all meetings of the directors and stockholders in one or more books provided for that purpose and perform any duties prescribed by the board of directors or the chief executive officer.

Article 4
Indemnification

4.1                               Directors and Executive Officers.  The corporation shall indemnify its directors, executive officers, and other officers designated by the board of directors to the fullest extent not prohibited by the Delaware General Corporation Law (the “DGCL”) or any other applicable law.  However, the corporation may modify the extent of indemnification by individual contracts with its directors, executive officers, and other designated officers.  The corporation is not required to indemnify any director, executive officer, and other designated officer in connection with any proceeding (or part thereof) initiated by the person unless (i) indemnification is expressly required to be made by law, (ii) the board of directors authorized the proceeding, (iii) indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law, or (iv) indemnification is required to be made under section 4.4.

4.2                               Other Officers, Employees and Other Agents.  The corporation has the power to indemnify its other officers, employees, and other agents as set forth in the DGCL or any other applicable law.  The board of directors has the power to delegate the determination of whether indemnification shall be given to any person to officers or other persons as the board of directors may determine.

4.3                               Expenses.

(a)                                  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust, or other enterprise, before the final disposition of the proceeding, promptly following a request therefor, all expenses incurred by any director, executive officer, and other designated officer in connection with such proceeding.  However, if the DGCL requires an advancement of expenses incurred by a director, executive officer, and other designated officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “final adjudication “) that the indemnitee is not entitled to be indemnified for those expenses under this Article 4 or otherwise.

(b)                                  Notwithstanding the foregoing, unless otherwise determined pursuant to section 4.5, the corporation shall not make an advance to an officer of the corporation (except by reason of the fact that the officer is or was a director of the corporation in which event this paragraph does not apply) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of directors designated by a majority vote of those directors, even though less than a quorum, or (iii) if there are no such directors, or those directors direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time determination is made demonstrate clearly and convincingly that the person acted in bad faith or in a manner that the person did not believe to be in or not opposed to the best interests of the corporation.

4.4                               Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors, executive officers, and other designated officers under this bylaw are deemed to be contractual rights and are effective to the same extent, and as if provided for, in a contract between the corporation and the director, executive officer, or other designated officer.  Any right to indemnification or advances granted by this Article 4 to a director, executive officer, or other designated officer is enforceable by or on behalf of the person holding that right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of the claim is made within 90 days of request therefor.  The claimant in the enforcement action, if successful in whole or in part, is entitled to also be paid the expense of prosecuting the claim.  In connection with any claim for indemnification, the corporation is entitled to raise as a defense to any action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an officer of the corporation (except in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation is entitled to raise a defense as to any action clear and convincing evidence that the person acted in bad faith or in a manner that the person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that the person acted without reasonable cause to believe that his or her conduct was lawful.  Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to make a determination before the commencement of the action that indemnification of the claimant is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in the DGCL or any other applicable law nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct may be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

4.5                               Non-Exclusivity of Rights.  The rights conferred on any person by this bylaw are not exclusive of any other right a person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances to the fullest extent not prohibited by the DGCL or by any other applicable law.

4.6                               Survival of Rights.  The rights conferred on any person by this bylaw continue as to a person who has ceased to be a director or executive officer and inure to the benefit of the person’s heirs, executors, and administrators.

4.7                               Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article 4.

4.8                               Amendments.  Any repeal or modification of this Article 4 may only be prospective and does not affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

4.9                               Saving Clause.  If this Article 4 or any portion of this Article 4 is invalidated on any ground by any court of competent jurisdiction, the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article 4 that is not invalidated or by any other applicable law.  If this Article 4 is invalid due to the application of the indemnification provisions of another jurisdiction, the corporation shall indemnify each director, executive officer, and other designated officer to the full extent under any other applicable law.

4.10                        Certain Definitions.  For purposes of this Article 4, the following definitions apply:

(a)                                  The term “proceeding” is broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

(b)                                  The term “expenses” is broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment, and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c)                                  The term the “corporation” includes any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of thee constituent corporation, or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, stands in the same position under the provisions of this Article 4 with respect to the resulting or surviving corporation as he or she would have with respect to the constituent corporation if its separate existence had continued.

(d)                                  The term “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or any other officer identified as an executive officer in reports the corporation files under the Exchange Act.

(e)                                  References to a “director”, “executive officer”, “officer”, “employee” or “agent” of the corporation includes, without limitation, situations where the person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

(f)                                    References to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” includes any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan is deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 4.

Article 5
Uncertificated Shares

The corporation’s capital stock may be represented by stock certificates or may be uncertificated, in accordance with §158 of the DGCL, as determined by any officer of the Company.

Adopted:                                        , 2012